UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K
                                 Current Report

         PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES ACT OF 1934.

                Date of Report (Date of Earliest event reported):
                                  March 7, 2005

                        Commission file number 000-31735

                          NANOSIGNAL CORPORATION, INC.
             (Exact Name of Registrant as specified in its charter)



             Nevada                                       88-0231200
 (State or other jurisdiction of                        (IRS Employer
  incorporation or organization)                    Identification Number)

                          5440 W Sahara Ave, Suite 206
                    (Address of principal executive offices)

                               Las Vegas, NV 89146
                           (City, State and Zip Code)

                                 (702) 765-9598
                Company's telephone number, including area code

Item 8.01 Other Events

NanoSignal has completed the acquisition of Global Medical Services, Inc. and its subsidiary Pioneer Health Solutions. Pioneer Health Solutions has an innovative health care program for that person unable to secure traditional health care insurance. Information can be obtained on the Pioneer Health Solutions web site at Pioneerhs.com. The acquisition was a stock for stock exchange and final distribution of exchange of shares was completed on March 6th, 2005. Global Medical Services, Inc and its subsidiary has a access network of over 650,000 medical practitioners.

NanoSignal Corporation Inc aborted the acquisition of E-shareholder.com after recommendations from the company's internal auditor. The transaction which was approved on December 15, 2004 by the Board of Directors could not be completed as structured. E -shareholders. com will return the shares of NanoSignal and NanoSignal will return the shares of E-shareholder.com The returned shares in NanoSignal will be held in Treasury to be used for other acquisitions that the company is currently reviewing. Before becoming President and CEO of NanoSignal, Mr. Gary Walters was involved with E-Shareholder and the acquisition of the plasma furnaces and the plasma torch. He also has been active in Ramoil Management LTD and New Concepts Mining Inc. Based on Mr. Walters's involvement in E-Shareholder.com , The Board of Directors believes it is in the best interest now to abort the acquisition at this time.

NanoSignal also completed the acquisition of Santa Rosa Trading, Inc., a Tennessee based company that makes an energy drink dubbed Amazinger. The acquisition which is a stock for stock exchange was signed on Friday, March 5th, 2005. The drink, known as Amazinger is a High Maximum Energy Liquid Supplement is fortified with a unique blend of natural energizing commonly known elements.

Amazinger Energy Drink get its zing from Green Tea, Yerba Mate', Noni Juice and natural Ginger Root, Ginseng, Sambazon Acai and Jasmine, Lycopene. The Amazinger Energy Drink has the following nutrition:

   196 active natural Compounds

   14 Vitamins & 70 Ionic & Colloidal Minerals

    7  Herbs & 19 Amino Acids

   10 Important Antioxidants

OUR MISSION & PLEDGE It is our mission and pledge at Santa Rosa Trading, to offer the direct consumer, the highest quality energy drinks and nutritional products. Santa Rosa Trading seeks to provide the optimum nutrition to enable the body to move towards better health.


March 7, 2005                         NANOSIGNAL CORPORATION, INC.


                                      By: /s/ Gary W. Walters
                                          --------------------------
                                          Gary W. Walters, President